Exhibit 99.1

CANCER GENETICS ANNOUNCES ACQUISITION OF GENTRIS CORPORATION, A LEADING GLOBAL PHARMACOGENOMICS COMPANY, AND INCREASES CONTRACT BACKLOG TO OVER $18 MILLION

•	Acquisition Adds Contracts With Five of the Top Biopharma Companies Globally

•	Increases Overall Biopharma Contract Backlog to Over $18 Million

•	Uniquely Positions CGI to Provide Genomic Testing Globally Including China, One of Fastest Growing Countries For Both Clinical Trials and Cancer Testing

RUTHERFORD, NEW JERSEY – July 21, 2014 – Cancer Genetics, Inc. (Nasdaq: CGIX), an emerging leader in DNA-based cancer diagnostics focused on developing genomic-based oncology tests and services, today announced the signing of a definitive agreement to acquire privately held Gentris Corporation, a global provider of clinical pharmacogenomics solutions, next-generation sequencing, and biomarker testing.

CGI expects the acquisition to add approximately $5 to $6 million in annual sales, and add substantially to it biopharma revenue backlog and capabilities. The company will now be positioned to provide global services for genomic and biomarker testing for biotech and pharmaceutical companies by leveraging both it’s unique tests and comprehensive oncology services.

Gentris provides genomic testing and pharmacogenomics services to half of the top ten biopharma companies globally and has participated and performed genomic analysis for over 1,000 clinical trials. The company has operations in Raleigh (Research Triangle Park), North Carolina and Shanghai, China in state-of-the-art GLP, CLIA and FDA-compliant facilities.

Gentris’ expertise in pharmacogenomics, the study of the role of an individual’s genetics in drug response, enables its clients to quickly obtain and translate quality genomic biomarker results into safer, more effective medicines that improve and personalize the standard of care for patients globally. Gentris also adds CAP accredited biorepository and tissue management services for CGI’s growing global client base through an additional 28,000 square feet of laboratory space.

Panna Sharma, CEO of Cancer Genetics, stated: “The acquisition of Gentris will serve as a strong foundation for the expansion of our programs into the clinical and hospital setting globally. We now have fully staffed laboratories in the U.S., India and China, which gives us a uniquely competitive platform to develop, commercialize, and deliver genomic and biomarker based oncology diagnostics to our clients. Importantly, this acquisition provides a clear pathway and high growth opportunity to sell our genomic based diagnostic tests to some of the largest pharma companies in the world with additional capabilities such as germline DNA testing and drug response optimization and monitoring.”

Mr. Sharma also added: “The fact that large biopharma companies are continuing to invest heavily in China and that cancer is now the single largest cause of death in China, makes it important that CGI expand its operations and capabilities in this market. Gentris’ presence in China provides us the platform to do so.” According to Thomson-Reuters clinical intelligence service, Cortellus, 550 to 600 clinical trials are initiated in China each year with nearly forty percent focused on oncology.

With the acquisition of Gentris, and the previously announced BioServe India acquisition, Cancer Genetics will have approximately 60,000 square feet of state-of-the-art lab space and will have established itself as a unique global provider for the development and delivery of targeted, personalized oncology diagnostics.

About Cancer Genetics

Cancer Genetics, Inc. (Nasdaq: CGIX) is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Its tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. It also offers a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Its state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. It has established strong research collaborations with major cancer centers including Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute. For further information, please see www.cancergenetics.com.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that we will not reach agreement on definitive acquisition agreements with Gentris, or that the Gentris and/or BioServe transactions will not close or, if either or both closes, will not realize the currently anticipated benefits, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company’s Form 10-K for the year ended December 31, 2013 and 10-Q for the quarter ended March 31, 2014 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

Contact:
Investor Relations	Public Relations
Andrew McDonald	Jon Cunningham
LifeSci Advisors, LLC	RedChip Companies, Inc.
646-597-6987	800-733-2447 x 105
paul@redchip.com